Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Information”, “Selected Consolidated Financial Information” and “Experts” and to the inclusion of our report dated December 15, 2005, except for Note 13 for which the date is January 24, 2006, in the Registration Statement on Form S-11 and conforming Prospectus of GSC Capital Corp. relating to the registration of shares of its common stock for resale by existing holders to be filed on or about January 26, 2006.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New York, NY
January 24, 2006